UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
☐	Confidential, for Use of Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

BANZAI INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

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Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA, 98110

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

To the Shareholders of Banzai International, Inc.:

This Notice and the accompanying Information Statement are being circulated to the shareholders of record of the outstanding common stock, par value $0.0001 per share, of Banzai International, Inc. (the “Common Stock”), a Delaware corporation (the “Company”), as of the close of business on July 3, 2025 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our stockholders of the actions taken by the written consent of the Company’s shareholders. This Information Statement relates to corporate action taken by the holders of approximately 51.1% of the outstanding voting power of the Company (the “Majority Shareholder”) by written consent in lieu of a special meeting. This Information Statement shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”).

Please be informed that in connection with the Company’s previously disclosed transaction with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”), the holders of a majority of the Common Stock executed a written consent in lieu of a meeting of Shareholders (the “Shareholder Consent”), which approved, solely for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of 20% or more of the Company’s issued and outstanding Common Stock as of the applicable Closing Date, pursuant to (collectively, the “5635 Shares”) (i) the terms of that certain securities purchase agreement, dated as of June 27, 2025 (the “Purchase Agreement”), by and between the Company and an institutional investor (the “Buyer”), of (i) notes in the aggregate original principal amount of $11,000,000 that are convertible into shares of Common Stock (the “Notes”) and (ii) a warrant to initially acquire up to 671,243 shares of Common Stock (the “Buyer Warrants”) (as exercised, collectively, the “Warrant Shares”) (the “Offering”); and (ii) the letter agreement dated April 30, 2025 (the “Letter Agreement”) with the Financial Advisor, pursuant to which the Company agreed to issue financial advisor warrants to purchase up to an aggregate of 212,121 shares of Common Stock (the “Financial Advisor Warrants”, together with the Buyer Warrants, the “Warrants”). The Offering closed on June 30, 2025 (the “Closing Date”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement. The Shareholder consent approving the 5635 Shares (the “5635 Approval”) was executed to become effective on June 27, 2025 (the “Effective Date”).

Under Listing Rule 5635(d) of the Nasdaq Stock Market LLC (the “Nasdaq Rule”), stockholder approval is required in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power of such company outstanding before the issuance for a price that is less than the lower of: (i) the closing price of the commons stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities. Based on the terms of the Offering, the Company needs shareholder approval to issue all of the shares issuable pursuant to the Offering.

The approval of the Offering for purposes of Nasdaq Rule 5635(d) was taken by written consent pursuant to Section 228(a) of the DGCL, which provides that any action required to be taken at any annual or special meeting of shareholders of a corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation in the manner required.

The accompanying Information Statement is being furnished to our shareholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our shareholders of the action taken by the written consent.

The corporate action shall be effective on or about August 4, 2025, or approximately twenty (20) days after we mail this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve the Offering. The accompanying Information Statement is provided solely for your information.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. YOUR VOTE OR CONSENT IS NOT REQUESTED OR REQUIRED.

Joe Davy
Chief Executive Officer
Dated: July 15, 2025

INFORMATION STATEMENT

July 15, 2025

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

General Information

The Board of Directors (the “Board”) of Banzai International, Inc., a Delaware corporation (the “Company,” “Banzai,” “we,” “us,” or “our”), is furnishing this Information Statement to the holders of our common stock, par value $0.0001 per share, in connection with a written consent (the “Written Consent”) dated June 27, 2025, executed by a single shareholder representing approximately 51.1% of the voting power of the Company’s outstanding capital stock entitled to vote (the “Majority Shareholder”) as of July 3, 2025. A copy of the Written Consent is attached as Annex A to this Information Statement.

The Majority Shareholder took action by Written Consent to approve (the “Action”). The Action and related transaction are more fully described in this Information Statement. The Written Consent was made in accordance with the DGCL, our Certificate of Incorporation, as amended and our Bylaws. The Action by Written Consent required the approval of the holders of a majority of the voting power of our outstanding shares of capital stock.

On June 27, 2025, the board of directors of the Company (the “Board”) adopted resolutions approving the Offering and determined to seek the required shareholder consent via Written Consent in an effort to reduce the costs and management time required to hold a shareholder meeting. Also on June 27, 2025, the Majority Shareholder consented in writing to the issuance of the 5635 Shares.

Accordingly, all necessary corporate approvals in connection with the Offering and the issuance of the 5635 Shares has been obtained and this Information Statement is furnished solely for the purpose of informing the shareholders of the Company in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company knows of no other matters other than that described in this Information Statement which have been recently approved or considered by the holders of the Company’s issued and outstanding voting securities.

This Information Statement is being mailed on or about July 15, 2025 to shareholders of record as of July 3, 2025. The Action will become effective on August 4, 2025, which is twenty (20) calendar days following the date we first mail this Information Statement to our shareholders.

This Information Statement contains a summary of the material terms of the Offering and related transaction.

NOTICE PURSUANT TO SECTION 228(E) OF THE DGCL

Section 228(e) of the DGCL requires that prompt notice of any action so taken by written consent be provided to all holders of our Common Stock as of the Record Date. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

CONVERTIBLE NOTE FINANCING

Purpose of the Offering

As of December 31, 2024, our estimated cash and cash equivalents were approximately $1.1 million. Based on our current operating plans, there is substantial doubt regarding our ability to continue as a going concern for a period of 12 months after the date that our financial statements for the year ended December 31, 2024, were issued. To meet our long-term financing requirements, we may continue to raise funds through public or private equity and debt offerings and other strategic transactions, such as the Offering. Issuing additional equity or convertible debt securities may cause our stockholders to experience substantial dilution in their ownership interests and new investors may have rights superior to the rights of our other stockholders.

Because we anticipate continued operating losses in the near future, we expect to continue raising funds through equity or debt offerings, or strategic transactions such as the Offering, to continue implementing our growth strategy and meet our financial needs. As such, we consummated the Offering to raise additional capital to be used for working capital and other general corporate purposes during the year ending December 31, 2025.

Description of the Convertible Note Financing

The following is a summary of the material terms of the Purchase Agreement and related transaction documents, each dated June 27, 2025. While we believe this description covers the material terms of such agreements, we encourage you to read the Purchase Agreement, the Notes, the form Warrant, form of the Registration Rights Agreement, and Leak-Out Agreement which were included as Exhibits as Exhibits 4.1, 4.2, 10.1, 10.2, and 10.3, respectively, to the Current Report on Form 8-K filed by the Company on July 3, 2025. For more information about accessing the Form 8-K and the other information we file with the SEC, please see “Where You Can Find More Information” below.

The Senior Secured Convertible Notes

The Notes were issued with an original issue discount of 10.0% (the “OID”) and accrue interest at a rate of 10.0% per annum. The Notes mature 18 months from the date of issuance (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the Note is subject to a floor price of $0.11.

In addition, if an Event of Default (as defined in the Notes) has occurred under the Notes, the Buyer may elect convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, the “Alternate Conversion Amount”) into shares of Common Stock at a conversion rate equal to the quotient of (x) the product of (A) the Redemption Premium and (B) the Alternate Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”). Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Buyer within one (1) business day (an “Event of Default Notice”). At any time after the earlier of (a) the Buyer’s receipt of an Event of Default Notice, and (b) the Buyer becoming aware of an Event of Default, the Buyer may require the Company to redeem all or any portion of the Notes at a 15% premium. Beginning the earlier to occur of (x) the Effective Date (as defined in the Registration Rights Agreement) of the initial Registration Statement filed pursuant to the Registration Rights Agreement and (y) August 1, 2025, and thereafter, the first Trading Day of the calendar month immediately following (each an “Installment Date”) until the Maturity Date, the Company shall repay the Buyer $122,222.22 towards the principal balance of the Notes and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). In connection with a “Change of Control”, the Buyer shall have the right to require the Company to redeem part or all of the Notes outstanding in cash, at the highest calculation of the Change of Control Redemption Price, each of which is outlined in their entirety within the Notes.

Pursuant to the Purchase Agreement, the Company agreed not to issue any Notes (other than to the Buyers as contemplated hereby) without the prior written consent of the Required Holders (as defined in the Purchase Agreement), issue any other securities that would cause a breach or default under the Notes or the Warrants, or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until after the effective date of the Registration Statement. The Company has also agreed not to effect any Variable Rate Transaction (as defined in the Purchase Agreement), other than a Permitted ATM (as defined in the Purchase Agreement) until the later of (x) the 180th calendar day after the Initial Closing Date (the “Additional Closing Expiration Date”) and (y) such date as no Notes remain outstanding.

The Warrants

The Buyer Warrants are to initially purchase up to 671,243 shares of Common Stock, at an exercise price of $0.66 per share. The Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three years from the date of issuance.

A holder of the Buyer Warrants may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. In the event of a Change of Control, holders of the Warrants will have the right to receive the Black Scholes Value of their Warrants calculated pursuant to a formula set forth in the Warrants, payable in cash.

In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 212,121 shares of Common Stock (the “Financial Advisor Warrants”). Pursuant to the Letter Agreement, the Company paid Rodman (i) a total cash fee equal to 7% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), (ii) a management fee of 1.0% of the aggregate gross proceeds of the Offering (inclusive of the gross proceeds to be received from the exercise of any Buyer Warrants), and (iii) a non-accountable expense allowance of $75,000. The Financial Advisor Warrants have substantially the same terms as the Buyer Warrants, are exercisable immediately upon issuance and have a term of exercise equal to five (5) years from the date of issuance.

Registration Rights

In connection with the Offering, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of June 27, 2025, with the Buyer, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the Conversion Shares, the Warrant Shares and the shares of Common Stock underlying the Financial Advisor Warrants, no later than thirty (30) days after the date of the Registration Rights Agreement (the “Registration Statement”), and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than sixty (60) days following the date of the Registration Rights Agreement (or ninety (90) days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

Leak-Out Agreement

The Buyer also agreed to enter into Leak-Out Agreement governing the sale of Company shares until the earlier to occur of (i) such date as the Buyer no longer holds any Notes, (ii) the date of any Redemption Notice (as defined in the Notes) of any Notes then outstanding, (iii) such date upon which any breach by the Company of any term of the Purchase Agreement occurs, regardless of whether such breach is subsequently cured and (iv) such date any Event of Default (as defined in the Notes) occurs, regardless of whether such Event of Default is subsequently cured (such period, the “Restricted Period”), with sale limitations tied to the Company’s daily trading volume, as detailed in the Leak-Out Agreement.

Reason for Stockholder Approval

Pursuant to Nasdaq Stock Market Listing Rule 5635(d), if an issuer intends to issue securities in a transaction which could result in the issuance of 20% or more of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the Minimum Price for such stock, the issuer generally must obtain the prior approval of its shareholders. The number of shares of common stock to be issued to the Buyer in the Offering upon conversion of the Notes and exercise of the Warrants could result in the issuance of a number of shares exceeding the threshold and pricing for which stockholder approval is required under Nasdaq Rule 5635(d). To ensure compliance with Nasdaq Rule 5635(d), the Company sought shareholder approval and obtained the necessary approval on June 27, 2025.

Approval of the Convertible Note Financing

The approval of issuing the 5635 Shares requires approval from the holders of our outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The minimum number of votes so required is the affirmative vote of the majority of the voting power of the stock present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders.

As of the Record Date, the Company had 22,710,739 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) outstanding, (ii) 2,311,134 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with Class A Common Stock, “Common Stock”) outstanding, and (iii) 0 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) outstanding. Holders of shares of Class A Common Stock are entitled to cast one vote per share and holders of Class B Common Stock are entitled to cast ten votes per share.

As of the Record Date, the Majority Shareholder beneficially owned 2,619,849 shares of our Common Stock, representing approximately 51.1% of the voting power of the Company. Since the Majority Shareholder approved the Action, no other shareholder votes, consents, or actions is required in connection with this Information Statement or the Action.

This Information Statement is first being mailed on or about July 15, 2025, to the Company’s shareholders of record as of the Record Date. The corporate action shall be effective on or about August 4, 2025, or approximately 20 calendar days after we mail this Information Statement.

Effect of the Offering on Existing Shareholders

The issuance of securities pursuant to the Purchase Agreement will not affect the rights of the Company’s existing shareholders, but such issuances will have a dilutive effect on the Company’s existing shareholders, including the voting power of the existing shareholders.

We have agreed to file a registration statement to permit the public resale of the shares of Common Stock underlying the Notes and Warrants. The resale registration statement will be filed on or about July 25, 2025.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Joe Davy, the Company’s Chief Executive Officer and Chairman of our Board is the sole Majority Shareholder, providing the consent needed for the Action. As of the Record Date, the Majority Shareholder held 308,715 shares of our Class A Common Stock and 2,311,134 shares of Class B Common Stock, which is approximately 51.1% of the Company’s voting securities.

None of our other directors, executive officers or any associate of a director or executive officer has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter described in this Information Statement.

DISSENTERS’ RIGHTS OF APPRAISAL

Our shareholders are not entitled to appraisal rights with respect to the Offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information relating to the beneficial ownership of our common stock as of the Record Date:

●	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

●	each of our named executive officers and directors immediately following the offering; and

●	our executive officers and directors immediately following the offering as a group.

The number of shares of common stock beneficially owned by each entity, person, executive officer, or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock over which the individual has sole or shared voting power or investment power as well as any shares of common stock that the individual has the right to acquire within 60 days of the date of the Record Date, through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of outstanding common stock is computed on the basis of 22,710,739 Class A and 2,311,134 Class B shares of common stock outstanding as of the Record Date.

Name and Address of Beneficial Owner †	Class A Common Share				Class B Common Share			Total Voting
Directors and Named Executive Officers:	Shares		%		Shares	%		Power %
Jack Leeney	3,000		*	%	-	*	%	*	%
Joseph Davy	308,715		1.4%		2,311,134	100%		51.1	%(1)
Simon Baumer	51,054	(2)	*	%	-	*	%	*	%
Mason Ward (4)	-		*	%	-	*	%	*	%
Paula Boggs	3,366		*	%	-	*	%	*	%
Alvin Yip	81,764	(3)	*	%	-	*	%	*	%
Kent Schofield	23,099		*	%	-	*	%	*	%
Michael Kurtzman	-		*	%	-	*	%	*	%
All Directors and Executive Officers of the Company as a Group (8 Individuals)	470,998		2.1%		2,311,134	100%		51.5%
Five Percent or Greater Holders:
Alco Investment Company (4)	1,379,166		6.1%		-	*	%	3.0*	%

*	Less than 1%.
†	Unless otherwise noted, the business address of each of the following persons is c/o Banzai International, Inc., 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110.
††	Each share of Class A Common Stock entitles its holders to one vote per share; each share of Class B Common Stock entitles its holder to ten votes on all matters presented to our stockholders generally. As a result, percentage of voting power is based on 45,822,079 total votes.

(1)	Each share of Class B Common Stock entitles its holder to ten votes on all matters presented to our stockholders generally, which has the effect of concentrating the majority of the aggregate voting power of our Common Stock with Mr. Davy (approximately 51.1% of the aggregate voting power as of July 3, 2025).
(2)	Consists of 2,510 shares of Common Stock underlying options that are exercisable within 60 days of July 3, 2025. plus 48,544 shares of Common Stock held directly by Simon Baumer.
(3)	Consists of 175 shares of Common Stock underlying options that are exercisable within 60 days of July 3, 2025, plus 81,589 shares of Common Stock held directly by Alvin Yip.
(4)	Mr. Ward is one of three members of the investment committee (the “Alco Investment Committee”) that exercises voting and dispositive control over the shares of Class A Common Stock beneficially owned by Alco Investment Company Because the consent of a majority of the members of the Alco Investment Committee is required in connection with any exercise of voting or dispositive rights with respect to the Class A Common Stock, neither Mr. Ward nor the other members of the Alco Investment Committee is the beneficial owner of any shares of Class A Common Stock beneficially owned by Alco Investment Company. This determination is based on the guidance from the staff of the Securities and Exchange Commission set forth in the Southland Corp. (July 8, 1987) SEC No-Action Letter. The principal office address of Alco is 33930 Weyerhaeuser Way S., Suite 150, Federal Way, Washington 98001.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Unless the Company is otherwise advised by the shareholders, we will only deliver one copy of this Information Statement to multiple shareholders sharing an address. This practice known as “householding” is intended to reduce the Company’s printing and postage costs.

We will, upon request, promptly deliver a separate copy of this Information Statement to a shareholder who shares an address with another shareholder. A shareholder, who wishes to receive a separate copy of this Information Statement, may direct such request to the Company at 435 Ericksen Ave, Suite 250, Bainbridge Island, WA 98110, or you can contact us via telephone at (206)-414-1777. Shareholders who receive multiple copies of the Information Statement at their address and would like to request that only a single copy of communications be delivered to the shared address may do so by making either a written or oral request to the Company contacts listed above.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports and other documents with the SEC. These reports contain additional information about the Company. The Company’s SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov.

Our website address is www.banzai.io. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this Information Statement.

OTHER MATTERS

Proposals by Security Holders

No shareholder proposals are included in this Information Statement.

Effective Dates

The Actions will take effect on August 4, 2025, which is 20 calendar days following the date we first mail this Information Statement to our shareholders.

Conclusion

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above action and related approval. Your consent to the above action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Joe Davy
Joe Davy
Chief Executive Officer & Chairman
Dated: July 15, 2025